FOR IMMEDIATE RELEASE	Contact:	Kent A. McKee
Memphis, TN—October 20, 2009		(901) 753-3208

MUELLER INDUSTRIES, INC. REPORTS
 THIRD QUARTER RESULTS

Quarterly and Year-to-Date Earnings

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company’s results for the third quarter of 2009.  For the three months ended September 26, 2009, net income was $18.7 million, or 50 cents per diluted share, on net sales of $419.9 million.  For the third quarter of 2008, the Company posted net income of $18.7 million, or 50 cents per diluted share, on net sales of $665.5 million.

Year-to-date, the Company earned $22.2 million, or 59 cents per diluted share,  compared with net income of $73.0 million, or $1.96 per diluted share, for the same period of 2008.  Net sales for the first nine months of 2009 were $1.11 billion which compares with net sales of $2.12 billion for the same period a year ago.

Net sales of the Company’s core product lines including copper tube, fittings, brass rod and forgings were substantially affected by the lower market values of copper and brass, the Company’s principal raw materials, which are largely passed through to customers.  In the third quarter of 2009, the Comex average price of copper was 23 percent lower than in the third quarter of 2008.  In addition, unit volumes of most of the Company’s core product lines were well below year ago levels.

Mr. Karp said, “Our cost control initiatives have helped to mitigate the impact of weak demand in the residential and commercial construction sectors.  We expect challenging market conditions will continue into next year. “

Financial and Operating Highlights

Regarding the third quarter of 2009, Mr. Karp said:

•
“We continue to generate cash by intensively managing working capital and monitoring capital expenditures. Mueller ended the quarter with $353.9 million in cash, or $9.40 per share.  Our financial position remains strong.

•	“Total stockholders’ equity was $737.8 million which equates to a book value per share of $19.60.

•	“Mueller’s current ratio remains excellent at 4.4 to 1 and our working capital is $608.8 million. Leverage is conservative with a ratio of debt to total capitalization at 18.8 percent.

•	“The Comex average price of copper was $2.67 per pound in the third quarter of 2009, which compares with $3.45 per pound in the third quarter of 2008.

•
“Our Plumbing & Refrigeration segment posted operating earnings of $16.0 million on net sales of $240.9 million compared with operating earnings of $25.4 million on net sales of $371.3 million in the third quarter of 2008.  Due to lower throughput volumes, we experienced higher per unit conversion costs.

•
“Our OEM segment posted operating earnings of $16.5 million during the third quarter of 2009 on net sales of $181.6 million, which compared with operating earnings of $10.6 million on net sales of $299.5 million for the same period in 2008.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales	$419,890	$665,496	$1,114,248	$2,123,075

Cost of goods sold	354,039	588,469	954,775	1,861,475
Depreciation and amortization	10,441	11,529	31,276	33,517
Selling, general, and administrative expense	27,593	35,674	89,067	108,583

Operating income	27,817	29,824	39,130	119,500

Interest expense	(2,435)	(5,050)	(7,553)	(15,755)
Other (expense) income, net	(324)	2,573	688	9,103

Income before income taxes	25,058	27,347	32,265	112,848
Income tax expense	(6,246)	(8,422)	(9,796)	(37,992)

Consolidated net income	18,812	18,925	22,469	74,856

Less: net income attributable to noncontrolling interest	(146)	(254)	(267)	(1,816)

Net income attributable to Mueller Industries, Inc.	$18,666	$18,671	$22,202	$73,040

Weighted average shares for basic earnings per share	37,474	37,136	37,253	37,117
Effect of dilutive stock options	72	176	89	238

Adjusted weighted average shares for diluted earnings per share	37,546	37,312	37,342	37,355

Basic earnings per share	$0.50	$0.50	$0.60	$1.97

Diluted earnings per share	$0.50	$0.50	$0.59	$1.96

Dividends per share	$0.10	$0.10	$0.30	$0.30

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$240,878	$371,315	$661,035	$1,159,613
OEM Segment	181,621	299,470	459,898	979,665
Elimination of intersegment sales	(2,609)	(5,289)	(6,685)	(16,203)

Net sales	$419,890	$665,496	$1,114,248	$2,123,075

Operating income:
Plumbing & Refrigeration Segment	$15,986	$25,449	$38,199	$85,903
OEM Segment	16,530	10,643	18,315	55,180
Unallocated expenses	(4,699)	(6,268)	(17,384)	(21,583)

Operating income	$27,817	$29,824	$39,130	$119,500

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 26,	December 27,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$353,874	$278,860
Accounts receivable, net	225,316	219,035
Inventories	178,372	210,609
Other current assets	30,327	46,322
Total current assets	787,889	754,826

Property, plant, and equipment, net	258,278	276,927
Other assets	151,429	151,160

	$1,197,596	$1,182,913

LIABILITIES AND EQUITY
Current portion of debt	$12,372	$24,184
Accounts payable	70,380	63,732
Other current liabilities	96,346	113,668
Total current liabilities	179,098	201,584

Long-term debt, less current portion	158,226	158,726
Pension and postretirement liabilities	39,180	38,452
Environmental reserves	23,090	23,248
Deferred income taxes	33,435	33,940
Other noncurrent liabilities	1,401	1,698

Total liabilities	434,430	457,648

Total Mueller Industries, Inc. stockholders' equity	737,799	700,683
Noncontrolling interest	25,367	24,582

Total equity	763,166	725,265

	$1,197,596	$1,182,913

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 26,	September 27,
	2009	2008
	(Unaudited)
Operating activities:
Net income attributable to Mueller Industries, Inc.	$22,202	$73,040
Reconciliation of net income attributable to Mueller Industries,
Inc. to net cash provided by operating activities:
Depreciation and amortization	31,440	33,984
Gain on early retirement of debt	(128)	(2,482)
Net income attributable to noncontrolling interest	267	1,816
Stock-based compensation expense	1,892	2,238
Loss on disposal of properties	975	306
Deferred income taxes	(2,012)	(515)
Income tax benefit from exercise of stock options	(189)	(92)
Changes in assets and liabilities:
Receivables	(3,030)	(29,130)
Inventories	35,339	6,635
Other assets	4,152	(5,350)
Current liabilities	(6,229)	(16,027)
Other liabilities	(337)	784
Other, net	17	(719)

Net cash provided by operating activities	84,359	64,488

Investing activities:
Capital expenditures	(11,002)	(17,871)
Net withdrawals from restricted cash balances	12,806	678
Proceeds from sales of properties	611	77

Net cash provided by (used in) investing activities	2,415	(17,116)

Financing activities:
Repayments of long-term debt	(370)	(23,650)
Dividends paid to stockholders of Mueller Industries, Inc.	(11,186)	(11,133)
Dividends paid to noncontrolling interests	(1,449)	-
Repayment of debt by joint venture, net	(11,813)	(12,491)
Issuance of shares under incentive stock option plans
from treasury	8,678	1,074
Income tax benefit from exercise of stock options	189	92
Acquisition of treasury stock	(416)	(31)

Net cash used in financing activities	(16,367)	(46,139)

Effect of exchange rate changes on cash	4,607	(1,500)

Increase (decrease) in cash and cash equivalents	75,014	(267)
Cash and cash equivalents at the beginning of the period	278,860	308,618

Cash and cash equivalents at the end of the period	$353,874	$308,351